Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2018
FIRST QUARTER ENDED APRIL 29, 2017

Consolidated Results

First Quarter

Sales

First quarter net sales decreased 0.8% to $643 million in Fiscal 2018 from $649 million in Fiscal 2017. Excluding last year’s sales from SureGrip which the Company sold in December, total sales were flat for the quarter. Sales this year were also impacted by foreign exchange, with the Pound devaluing vs. the dollar. Without the devaluation, the Company would have had a 1% sales gain. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY18	FY17
Journeys Group	(5)%	1%
Schuh Group	10%	(5)%
Lids Sports Group	1%	2%
Johnston & Murphy Group	(3)%	6%
Total Genesco	(1)%	1%

The Company’s same store sales decreased 4% and comparable direct sales increased 28% for the first quarter of Fiscal 2018 compared to a 1% increase in same store sales and flat comparable direct sales in the same period last year.

Gross Margin
First quarter gross margin was 49.6% this year compared with 50.8% last year, primarily reflecting lower gross margin in all of the Company’s business segments except Schuh Group.

SG&A
Selling and administrative expense for the first quarter this year was 49.1% compared to 47.5% of sales last year. The increase in expenses as a percentage of sales reflects increased expenses in Journeys Group, Lids Sports Group and Johnston & Murphy Group, partially offset by decreased expenses in Schuh Group and Licensed Brands, while Corporate expense remained flat.

Asset Impairment and Other Items
The asset impairment and other charge for the first quarter of Fiscal 2018 is $0.1 million in asset impairments. The previous year’s first quarter asset impairment and other charge of $3.6 million included asset impairments of $3.4 million and other legal matters of $0.2 million. The asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Exhibit 99.2

Operating Income
Genesco’s operating income for the first quarter was $2.8 million this year compared with $17.9 million last year. Adjusted for the Excluded Items in both periods, operating income for the first quarter was $2.9 million this year compared with $21.5 million last year. Adjusted operating margin was 0.5% of sales in the first quarter of Fiscal 2018 and 3.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Interest Expense
Net interest expense for the quarter was $1.2 million, compared with $1.1 million for the same period last year.

Pretax Earnings
Pretax earnings for the quarter were $1.6 million in Fiscal 2018 and $16.8 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $1.7 million in Fiscal 2018 compared to $20.3 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes
The effective tax rate for the quarter was 38.3% in Fiscal 2018 compared to 37.0% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 36.7% in Fiscal 2018 compared to 36.2% last year. The higher adjusted tax rate for this year reflects discrete items that had a bigger impact due to lower pretax earnings.

Earnings From Continuing Operations After Taxes
Earnings from continuing operations were $1.0 million, or $0.05 per diluted share, in the first quarter of Fiscal 2018, compared to earnings of $10.6 million, or $0.50 per diluted share, in the first quarter last year. Adjusted for the Excluded Items in both periods, first quarter earnings from continuing operations were $1.1 million, or $0.06 per diluted share in Fiscal 2018, compared with $13.0 million, or $0.62 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Segment Results
Lids Sports Group
Lids Sports Group’s sales for the first quarter decreased 1.4% to $177 million from $179 million last year, reflecting a decrease in the Group’s store count of over 100 stores in the last year. Comparable sales, including both same store and comparable direct sales, increased 1% this year compared to 2% last year.

The Group’s gross margin as a percent of sales decreased 140 basis points primarily reflecting increased promotional activity relative to the year before and changes in sales mix. SG&A expense as a percent of sales increased 300 basis points, reflecting increased compensation, marketing, benefit and depreciation expenses, partially offset by decreased bonus expense.

The Group’s first quarter operating loss for Fiscal 2018 was $(1.8) million, or (1.0)% of sales, down from operating earnings of $6.0 million, or 3.4% of sales, last year.

Journeys Group
Journeys Group’s sales for the quarter decreased 3.4% to $284 million from $294 million last year.
Combined comparable sales decreased 5% for the first quarter of Fiscal 2018 compared with a 1% increase last year.

Exhibit 99.2

Gross margin for the Journeys Group decreased 110 basis points in the quarter due primarily to lower initial margins due to changes in product mix and higher shipping and warehouse expenses. Markdowns were flat for the quarter.

The Journeys Group’s SG&A expense increased 300 basis points as a percent of sales for the first quarter, reflecting increased store related expenses, primarily increased rent expense, selling salaries and marketing expense.

The Journeys Group’s operating income for the first quarter of Fiscal 2018 was $7.5 million, or 2.6% of sales, compared to $19.6 million, or 6.7% of sales, last year.

Schuh Group
Schuh Group’s sales for the quarter increased 1.0% to $76 million, compared to $76 million last year. Even with the increase in sales, Schuh Group sales were impacted by declines in exchange rates which decreased sales $10.2 million in the first quarter this year compared to the same period last year. Total comparable sales increased 10% compared to a 5% decrease last year.

Schuh Group’s gross margin was up 50 basis points in the quarter due primarily to improved margins from certain product categories partially offset by increased shipping and warehouse expense. Schuh Group’s SG&A expense decreased 220 basis points due to decreased store related expenses, primarily decreases in rent expense, selling salaries and depreciation expense, partially offset by increased bonus expense.

Schuh Group’s operating loss for the first quarter of Fiscal 2018 was ($0.7) million, or (0.9%) of sales compared with ($2.7) million, or (3.5%) of sales last year.

Johnston & Murphy Group
Johnston & Murphy Group’s first quarter sales increased 4.0%, to $73 million, compared to $70 million in the first quarter last year.

Johnston & Murphy wholesale sales increased 10% for the quarter. Combined comparable sales decreased 3% for the first quarter of Fiscal 2018 compared to a 6% increase last year.

Johnston & Murphy’s gross margin for the Group decreased 100 basis points in the quarter primarily due to growth of wholesale sales which carry a lower gross margin and increased shipping and warehouse expenses. SG&A expense as a percent of sales increased 60 basis points, due primarily to store related expenses reflecting the impact of negative leverage from the negative comparable sales across most of the store related categories.

The Group’s operating income for the first quarter of Fiscal 2018 was $3.8 million or 5.2% of sales, compared to $4.8 million, or 6.9% of sales last year.

Licensed Brands
Licensed Brands’ sales increased 12.0% to $33 million in the first quarter of Fiscal 2018, compared to $29 million in the first quarter last year reflecting in part customers delaying delivery of fourth quarter product to the first quarter this year. Gross margin was down 410 basis points due to lower initial margins, reflecting the sale of SureGrip Footwear in the fourth quarter of Fiscal 2017, which carried the group’s highest gross margin.

SG&A expense as a percent of sales was down 470 basis points primarily due to the sale of SureGrip Footwear which had higher expenses as a percentage of sales than the remaining Licensed Brands Group. In addition, the remaining expenses leveraged in total due to the increased sales.

Exhibit 99.2

Operating income for the first quarter of Fiscal 2018 was $2.3 million or 6.9% of sales, compared with $1.9 million, or 6.3% of sales, last year.

Corporate
Corporate expenses were $8.3 million or 1.3% of sales for the first quarter of Fiscal 2018, compared with $11.8 million or 1.8% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were flat at $8.2 million compared to last year, but reflect decreased bonus expense offset by increases in professional fees, foreign exchange loss and other corporate expenses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash
Cash at the end of the first quarter was flat at $43 million compared with last year. We ended the quarter with $29 million in U.K. debt, compared with $53 million in U.K. debt last year. Domestic revolver borrowings were $109 million at the end of the first quarter this year compared to $63 million for the first quarter last year. The domestic revolver borrowings included $21 million related to Genesco (UK) Limited and $38 million related to GCO Canada, with $50 million in U.S. dollar borrowings at the end of the first quarter of Fiscal 2018.

We repurchased 275,300 shares in the first quarter of Fiscal 2018 for a cost of $16.2 million at an average price of $58.71. As of the end of the first quarter of Fiscal 2018, we had about $24 million remaining under the most recent buyback authorization. We repurchased 1.1 million shares in the first quarter of Fiscal 2017 for a cost of $73.4 million at an average price of $66.75.

Inventory
Inventories increased 5% in the first quarter of Fiscal 2018 on a year-over-year basis. Retail inventory per square foot increased 7%.

Exhibit 99.2

Capital Expenditures and Store Count
For the first quarter, capital expenditures were $30 million and depreciation and amortization was $20 million. During the quarter, we opened 20 new stores and closed 58 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,632 stores compared with 2,657 stores at the end of the first quarter last year, or a decrease of 1%. Square footage was up 1% on a year-over-year basis, excluding the Macy’s locations. The store count as of April 29, 2017 included:

Lids stores (including 111 stores in Canada)	873
Lids Locker Room Stores (including 33 stores in Canada)	177
Lids Clubhouse stores	25
Journeys stores (including 46 stores in Canada)	941
Little Burgundy	36
Journeys Kidz stores	236
Shï by Journeys stores	37
Schuh Stores	129
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	178

Total Stores	2,632

Locker Room by Lids in Macy’s stores	124
Total Stores and Macy’s Locations	2,756

Exhibit 99.2

For Fiscal 2018, we are forecasting capital expenditures in the range of $135 to $145 million and depreciation and amortization of about $80 million. Projected square footage is expected to be down approximately 1% for Fiscal 2018. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2017	Projected New	Projected Conv	Projected Closings	Projected Jan 2018

Journeys Group	1,249	60	0	(50)	1,259
Journeys stores (U.S.)	900	15	0	(25)	890
Journeys stores (Canada)	44	5	0	0	49
Little Burgundy	36	5	0	0	41
Journeys Kidz stores	230	35	0	(3)	262
Shï by Journeys	39	0	0	(22)	17

Johnston & Murphy Group	177	8	—	(5)	180

Schuh Group	128	10	—	(3)	135

Lids Sports Group	1,240	24	0	(85)	1,179
Lids hat stores (U.S.)	770	17	0	(26)	761
Lids hat stores (Canada)	112	6	1	(4)	115
Locker Room stores (U.S.)	146	1	2	(20)	129
Locker Room stores (Canada)	35	0	(1)	(6)	28
Clubhouse stores	26	0	(2)	(2)	22
Locker Room by Lids (Macy’s)	151	0	0	(27)	124

Total Stores	2,794	102	0	(143)	2,753

Comparable Sales Assumptions in Fiscal 2018 Guidance
Our guidance for Fiscal 2018 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY18
Journeys Group	(5)%	(1) - 0%	2 - 3%	3 - 4%	0 - 1%
Lids Sports Group	1%	0 - 1%	1 - 2%	(2) - (1)%	0 - 1%
Schuh Group	10%	2 - 3%	1 - 2%	1 - 2%	3 - 4%
Johnston & Murphy Group	(3)%	0 - 1%	1 - 2%	2 - 3%	0 - 1%
Total Genesco	(1)%	0 - 1%	1 - 2%	1 - 2%	0 - 1%

Cautionary Note Concerning Forward-Looking Statements
This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail

Exhibit 99.2

industry; competition in the Company's markets, including online; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of anchor and department stores or other factors; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.